EXHIBIT 99.1

FOR IMMEDIATE RELEASE
June 5, 2012

COMPANY CONTACT:
     Kendra Berger
     Chief Financial Officer
     NTN Buzztime, Inc.
     (760) 438-7400

CCG CONTACT:
     Mark Collinson
     Senior Partner
     CCG Investor Relations
     (310) 954-1343

NTN Buzztime, Inc. Announces CEO Resignation

CARLSBAD, Calif., June 5/PRNewswire-FirstCall/ — NTN Buzztime, Inc. (NYSE MKT: NTN) today announced that its Chief Executive Officer, Michael Bush, has announced his resignation as Chief Executive Officer effective June 4, 2012.  Mr. Bush will serve the remainder of his term on the Board of Directors which ends June 8, 2012, the date of the company’s annual meeting of stockholders. Mr. Bush has tendered a resignation from the Board of Directors, effective immediately following such annual meeting.

The Board has established an Interim Committee of the President to oversee day-to-day operations.  Initially appointed to the Interim Committee are Jeff Berg, the Chairman of the Board of Directors, Kendra Berger, Chief Financial Officer, and Vladimir Edelman, Chief Content Officer.  The Company is currently evaluating qualified candidates to serve as its next Chief Executive Officer.

“The Board of Directors and executive team remain excited and committed to executing the growth strategy currently in place,” commented Jeff Berg. “We thank Michael Bush for his valuable service and contributions to the Company and wish him well for the future.”

About NTN Buzztime, Inc.

NTN Buzztime, Inc. (NYSE MKT: NTN) is a leading bar and restaurant social entertainment and integrated marketing platform. Trusted by approximately 3,800 bars and restaurants in North America since 1985, Buzztime integrates trivia, card and sports games with in- and out-of-venue messaging and communication tools.  With over 2,500,000 registered consumers and more than 52,000,000 games played each year, Buzztime players spread the word and invite friends and family to their favorite Buzztime location to enjoy an evening of fun and competition. With Buzztime entertainment and marketing solutions, bars and restaurants attract new customers, turn casual visitors into regulars, and give guests a reason to stay longer.  For the most up-to-date information on NTN Buzztime, please visit www.buzztime.com or follow us on Facebook or Twitter.

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